Exhibit 5.2

599 Lexington Avenue
New York, NY 10022-6069

+1.212.848.4000

August 12, 2021

Ardagh Metal Packaging S.A.

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

Ardagh Metal Packaging S.A.
Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as United States counsel to Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Company” or “AMPSA”), in connection with the Registration Statement on Form F-1, initially filed by AMPSA with the U.S. Securities and Exchange Commission (the “Commission”) on August 12, 2021 (as amended, the “Registration Statement”), relating to (i) the registration of 16,749,984 shares of AMPSA, with a nominal value of EUR 0.01 per share (each, a “Share”), consisting of (a) 10,499,984 Shares that may be issued upon exercise of Warrants to purchase Shares, which were originally Public Warrants that were automatically converted into Warrants upon consummation of the Merger and (b) 6,250,000 Shares that may be issued upon exercise of Warrants to purchase Shares, which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger, and (ii) the registration for resale by the selling securityholders named in the Registration Statement of (A) up to 579,357,270 Shares, consisting of (i) 69,500,000 Shares issued to the Subscribers, (ii) 493,763,520 Shares issued to Ardagh Group S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“AGSA”), (iii) 9,843,750 Shares issued to Gores Sponsor V, LLC, a Delaware limited liability company, Gores Pipe, LLC, a Delaware limited liability company, Randall Bort, William Patton and Jeffrey Rea, and (iv) 6,250,000 Shares that may be issued upon exercise of Warrants to purchase Shares referred to in clause (B), which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger and (B) up to 6,250,000 Warrants to purchase Shares, which were originally Private Placement Warrants that were automatically converted into Warrants upon consummation of the Merger (the “Opinion Warrants”). Capitalized terms used but not defined herein have their meanings assigned to such terms in the Registration Statement.

The Warrants, including the Opinion Warrants, are governed by the Warrant Agreement, dated August 10, 2020, between Gores Holdings V, Inc., a Delaware corporation (“GHV”), and Continental Stock Transfer & Trust Company, a New York corporation, pursuant to which the original warrants of GHV (the “GHV Warrants”) were issued (the “Original Warrant Agreement”), as modified by the Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), dated August 4, 2021, among GHV, AMPSA, and Computershare Trust Company, N.A. On August 4, 2021, following the consummation of the business combination contemplated by the Business Combination Agreement, dated February 22, 2021 (the “Business Combination Agreement”), by and among GHV, AMPSA, AGSA, and Ardagh MP MergeCo Inc., each outstanding GHV Warrant became one Warrant pursuant to the Warrant Assumption Agreement (the “Assignment and Assumption”).

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

August 12, 2021

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In that connection, we have reviewed originals or copies of the following:

(a)	The Registration Statement;

(b)	The Original Warrant Agreement, including the form of Warrant Certificate contained therein;

(c)	The Warrant Assumption Agreement; and

(d)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “Opinion Documents” means the Original Warrant Agreement and the Warrant Assumption Agreement.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(e)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered or will duly authorize, execute and deliver (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

August 12, 2021

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:

(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(f)	That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(g)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Opinion Warrants are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

August 12, 2021

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. Where matters of applicable law, other than Generally Applicable Law, are relevant to such opinions, we have without independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinion, dated the date hereof, furnished to you of Elvinger Hoss Prussen, société anonyme, Luxembourg counsel to the Company, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of Luxembourg law expressed in each such opinion.

(d)	We express no opinion as to the validity, legally binding effect or enforceability of any provision in the Opinion Documents that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

/s/ Shearman & Sterling LLP

RA/ek/np/cm

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